Exhibit 10.18

AGREEMENT AND GENERAL RELEASE

This AGREEMENT AND GENERAL RELEASE (this “Agreement”) made as of this 21st day of May, 2007, by and between EDGAR Online, Inc. (“EOL” or the “Company”) and Morton Mackof, who resides at 407 East 91st Street, New York 10128 (“Employee”).

In consideration of the mutual covenants and agreements set forth herein, EOL and Employee agree as follows:

1. (a) Employee hereby agrees that (i) his employment relationship with the Company will be permanently and irrevocably severed as of May 21, 2007 (the “Separation Date”); and (ii) as of the Separation Date, Employee shall have no authority to act on behalf of the Company in any fashion and Employee shall not represent to any person or entity that Employee has such authority. In addition. Employee’s Employment Agreement dated November 29, 2004 between himself and Company (“Employment Agreement”) shall terminate as of the Separation Date.

(b) Employee further agrees that the Company shall have no obligation at any time to rehire him as an employee, independent contractor or otherwise or to consider him for reemployment after the Separation Date, and acknowledges that such action is not and will not be considered by Employee to be retaliatory.

2. (a) The Company agrees to pay Employee Three Hundred Eleven Thousand Seven Hundred and Fifty-Eight Dollars ($311,758) (i.e., Employee’s base salary, average of last two year’s cash bonus and additional consideration) as full and complete remuneration for Employee’s service with the Company. This payment shall be made at such times and in a manner consistent with customary semi-monthly payroll practices of the Company. The Payment shall be paid out from the Effective Date until December 31, 2008 (the “Payment Period”). The Company shall continue Employee’s current medical and dental benefits during the Payment Period subject to the following conditions: (i) Employee shall pay the pre-tax amount of $900 per month for Employee’s medical benefits and dental plan expenses, such amount to be deducted from the Payment over the course of the Payment Period. Notwithstanding the above, after January 1, 2008 Employee may elect to receive the unpaid balance of the above consideration in a lump sum payment and end the Payment Period. Employee shall notify Company at least fifteen (15) days prior written notice of his decision to receive the lump sum payment. Such election shall cause the continuation of medical and dental benefits to cease.

(b) All stock options granted to Employee under the Company’s 1999 stock option plan (“Options”) shall vest as of the Separation Date. The term of the Options shall continue until the earlier of the end of the original grant date or five years from the Separation Date.

(c) For a period of four (4) years from the Separation Date, the Company will continue to provide its current D&O insurance policy coverage for Employee.

3. Employee acknowledges and agrees that the payment referred to in Section 2 above: (i) exceeds any payment, benefit, and/or other thing of value to which Employee is or might otherwise be entitled to under any policy, plan, practice, or procedure of, or prior agreement or contract with EOL and/or the other Releasees (as defined in Section 4(a) below); (ii) is in full discharge of any and all of EOL’s and/or the other Releasees’ potential liabilities and obligations to Employee and all of Employee’s potential claims against EOL, including, but not limited to, claims for severance or variable pay, any bonus, any unused vacation, and/or any other compensation in any form; (iii) is in full discharge of any and all alleged claims against EOL and/or the other Releasees for damages of any kind; and (iv) fully and completely settles all claims by Employee or any attorney Employee has or shall retain against EOL and/or the other Releasees for attorney’s fees, costs, disbursements, and the like, up to and including the Effective Date (as hereafter defined) of this Agreement.

4. In consideration for the undertakings assumed and promises made by EOL pursuant to this Agreement:

(a) Employee agrees that he will not, from any source or proceeding, accept any award or settlement with respect to any claim or right covered by this Agreement, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise prohibited by law, Employee agrees that he will not at any time commence, maintain, prosecute, participate in as a party, or permit to be filed by any other person on Employee’s behalf (to the extent it is within Employee’s control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action, suit, or proceeding (judicial, administrative, arbitral, or other), on Employee’s own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons, in or before any court, agency, tribunal or investigative or administrative body against the Company or any of its past or present parent companies, shareholders, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, successors or assigns or any of its or their past or present directors, officers, agents, trustees, administrators, attorneys, employees, fiduciaries or assigns (collectively referred to hereinafter as “Releasees”), with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter from the beginning of time up to and including the Effective Date, including, without limitation, any matter related in any respect to Employee’s employment with EOL, the terms and conditions of such employment, and/or the termination of Employee’s employment thereof.

(b) Employee, for himself and his heirs, executors, administrators, successors, and assigns (collectively “Releasor”), forever releases and discharges Releasees from any and all claims, demands, causes or action, and liabilities of any kind whatever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including, but not limited to, any claims for compensatory or punitive damages, injunctive or equitable relief, or for attorneys’ fees, or costs or disbursements of any kind), whether known or unknown, which Releasor ever had, now has, or may hereafter have against Releasees by reason of any action, omission, transaction, or occurrence from the beginning of time and occurring up to and including the Effective Date of this Agreement. It is the understanding and agreement of the parties that the release provided for by this Section 4(b) shall be a general release in all respects. Without limiting the generality or force or effect of the foregoing, this release shall release Releasees from any and all claims against Releasees arising, directly or indirectly, from (i) Employee’s employment with Releasees; (ii) the terms and conditions of such employment; (iii) the termination of Employee’s employment with Releasees; (iv) the negotiation and entry into this Agreement, and/or the terms of this Agreement; and (v) any and all claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”)(excluding claims for accrued, vested benefits under any employee benefit plan of EOL in accordance with the terms of such plan and applicable law), the Connecticut laws against discrimination, and/or any other federal, state, or local law (statutory or decisional), regulation, or ordinance, up to and including the Effective Date of this Agreement.

5. Company, for itself and its successors, and assigns (collectively Company), forever releases and discharges Employee from (except as set forth in this Section 5 below) any and all claims, demands, causes or action, and liabilities of any kind whatever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including, but not limited to, any claims for compensatory or punitive damages, injunctive or equitable relief, or for attorneys’ fees, or costs or disbursements of any kind), whether known or unknown, which Company ever had, now has, or may hereafter have against Employee by reason of any action, omission, transaction, or occurrence from the beginning of time and occurring up to and including the Effective Date of this Agreement. It is the understanding and agreement of the parties that the release provided for by this Section 5 shall be (except as set forth in this Section 5 below) a general release in all respects. Without limiting the generality or force or effect of the foregoing, this release shall release Employee from any and all claims against Employee arising, directly or indirectly, from: (i) Employee’s employment with Company; (ii) Employee’s role as an executive or officer of the Company; and (iii) any other federal, state, or local law (statutory or decisional), regulation, or ordinance, up to and including the Effective Date of this Agreement. Notwithstanding the above, Company’s release of Employee as set out in this Section 5 shall not include Employee’s willful misconduct, negligent acts, or omissions which Employee committed against any Company personnel or contractors.

6. Employee hereby agrees that the terms of this Agreement shall remain fully confidential and shall not be disclosed except: (i) as may be required by law; (ii) to Employee’s accountant, to the extent necessary to prepare Employee’s tax returns; or (iii) to Employee’s spouse and attorney, provided that Employee gives to each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement, and each agrees to keep the existence, terms and conditions of this Agreement fully confidential; and provided further that any violation of this Section 6 by any such person to whom Employee discloses the existence, terms and/or provisions of this Agreement shall constitute a breach by Employee of this Section 6.

7. Employee represents and warrants that Employee shall not, for a period of one (1) years after the Separation Date, divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information of the Company and its subsidiaries, which Employee was privy to during his employment with the Company including, without limitation, trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, marketing and selling, secret processes and know-how, formulas and other technical data, so long as such information has not otherwise been disclosed or is not otherwise in the public domain. Employee further represents and warrants that he shall continue to abide by the terms of section 8, Confidentiality; Noncompetition; Invention in his Employment Agreement; provided, however, the time period under this section shall be shortened to one (1) year.

8. The parties hereto agree that during and after the term of this Agreement, each party shall not knowingly vilify, disparage, slander or make disparaging or derogatory remarks, whether oral or written, about each other, its business or business practices, or any of its past, present, or future officers, directors, employees, agents, customers or suppliers.

9. The making of this Agreement is not intended, and shall not be construed, as any acknowledgment or admission that Releasees have violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, or have committed any wrong whatsoever against Employee.

10. Employee represents and warrants that Employee has at all times been advised to consult independent legal counsel of Employee’s choice before signing this Agreement. Employee further acknowledges that: (i) Employee has had the opportunity to consult independent legal counsel and to consider the terms of this Agreement for a period of at least 21 days; (ii) Employee has carefully read this Agreement in its entirety, that Employee has had answered to Employee’s satisfaction all questions Employee has had regarding this Agreement; (iii) Employee understands all the terms of this Agreement and their significance; (iv) Employee knowingly and voluntarily assents to all the terms and conditions contained herein; (v) Employee is signing this Agreement voluntarily and of Employee’s own free will; and (vi) that no oral promise was made to induce them to enter into this Agreement and that Employee relied on Employee’s judgment (and the judgment of Employee’s counsel) in choosing to enter into this Agreement, and did not rely in any way on any statement or omission made by any other party.

11. Employee acknowledges and agrees that any violation of this Agreement would result in irreparable injury to EOL and that monetary damages may not be an adequate remedy for such breach. Employee therefore consents to the entry of an injunction against his without the necessity of the Company posting a bond in addition to the Company’s right to pursue any and all of its remedies under law. Company acknowledges and agrees that notwithstanding any other provision of this Agreement or the Employment Agreement, the Company will not have the right to cease payments required hereunder to Employee or to offset against such payments any claims it may have against Employee. The Company’s remedies shall be limited to an action for money damages and/or equitable relief in the event of a breach of this Agreement or the Employment Agreement by Employee.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. This Agreement shall in all respects be interpreted and governed by the laws of the State of Connecticut (without regard to principles of conflicts of laws), except where federal law may govern, and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the State of Connecticut, County of Fairfield.

14. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. In addition, if Employee seeks to challenge the validity of or otherwise vitiate this Agreement or any provision thereof, Employee shall, as a precondition, be required to repay EOL the payments made pursuant to Section 2 above.

15. This Agreement may be executed in several counterparts, each of which shall be an original as against any party who or which signed it, and all of which shall constitute one and the same document.

16. This Agreement constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Effective Date of this Agreement by the parties to be bound thereby.

17. Employee may accept the terms and conditions of this Agreement by no later than June 11, 2007, by signing and returning to Mr. Tom Flanagan, c/o EDGAR Online, Inc., 50 Washington Street, 11th Floor, Norwalk, CT 06854. This Agreement shall not become effective until the eighth (8th) day following Employee’s signing of this Agreement (the “Effective Date”). Employee may at any time prior to the Effective Date revoke this Agreement by delivering written notice of revocation to Mr. Flanagan at the address listed above, no later than 5:00 p.m. Eastern Standard Time on the seventh (7th) day following the date Employee signs this Agreement. In the event Employee revokes this Agreement prior to the eighth (8th) day after its execution, or does not execute this Agreement by June 11, 2007, this Agreement, and the representations and covenants contained herein, shall automatically be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EDGAR ONLINE, INC.

By:
Name:
Title:
Date:

EMPLOYEE: Morton Mackof
Date:

State of	)
	)	ss:
County of	)

On this      day of         , 2007, before me personally came [Employee] to me known and known to me to be the person described herein, and who executed the foregoing Agreement and General Release, and he duly acknowledged that he executed the same.

Notary Public

6